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EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ascend Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated January 22, 2006, except for the first paragraph of Note 7, as to which the date is April 20, 2006, and Note 2 and the second paragraph of Note 7 as to which the date is May 9, 2006 on the financial statements of Ascend Acquisition Corp. as of December 31, 2005 and for the period from December 5, 2005 (inception) to December 31, 2005 which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/   GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 9, 2006